Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-34736, 333-76870 and 333-76872) of Internet Capital Group, Inc. of our report dated February 13, 2004, except for Note 20, as to which the date is March 18, 2004, relating to the financial statements of Universal Access Global Holdings Inc., which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Chicago, Illinois

April 14, 2004